Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes announces preliminary orders for the first two months of 2019
SCOTTSDALE, Ariz., March 4, 2019 - Meritage Homes (NYSE: MTH) announced preliminary orders for the first two months of 2019 in advance of meetings with investors at two conferences this week.
Total orders through February of 2019 were in line with the first two months of 2018. Orders of 738 homes in January and 748 in February 2019 compared to 673 and 807 in January and February of 2018, respectively.
The company will report its full first quarter 2019 results in April.

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2017. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 120,000 homes in its 33-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.